UNITED STATES

SECURITIES AND EXCHANGE COMFMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2026

RESIDEO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38635	82-5318796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16100 N. 71st Street, Suite 500 Scottsdale, Arizona	85254
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 573-5340

Registrant’s Former Name or Address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	REZI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Second Amended and Restated Credit Agreement

On June 4, 2026 (the “Second Amendment and Restatement Effective Date”), Resideo Technologies, Inc. (the “Company”) entered into that certain Second Amendment and Restatement Agreement, by and among the Company, Resideo Holding Inc., a Delaware corporation, Resideo Intermediate Holding Inc., a Delaware corporation, Resideo Funding Inc., a Delaware corporation (the “Borrower”), the lenders and issuing banks party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Second Amendment and Restatement Agreement”), which amended and restated in its entirety that certain Amended and Restated Credit Agreement, dated as of February 12, 2021 (as amended, the “Existing Credit Agreement” and the Existing Credit Agreement as amended and restated by the Second Amendment and Restatement Agreement, the “Second Amended and Restated Credit Agreement” and the transactions contemplated thereby, the “Refinancing”).

The Second Amendment and Restatement Agreement was entered into in order to, among other changes, facilitate the previously disclosed proposed spin-off of the Company’s ADI Global Distribution segment to its common shareholders.

The Second Amended and Restated Credit Agreement provides for senior secured financing of up to approximately $2,827 million, consisting of:

●	an existing senior secured term B loan facility in an aggregate principal amount of approximately $518 million (the “Initial Term Loan Facility”);

●	an existing senior secured term B loan facility in an aggregate principal amount of approximately $590 million (the “Fourth Amendment Term Loan Facility”);

●	an existing senior secured term B loan facility in an aggregate principal amount of approximately $1,219 million (the “Sixth Amendment Term Loan Facility” and, together with the Initial Term Loan Facility and the Fourth Amendment Term Loan Facility, the “Term Loan Facilities”, and the loans incurred under the Term Loan facilities, the “Term Loans”); and

●	a new senior secured revolving credit facility, which refinanced in full the existing senior secured revolving credit facility, which provides for commitments in an aggregate principal amount of $500 million, which are undrawn as of the Second Amendment and Restatement Effective Date (the “Revolving Credit Facility” and, together with the Term Loan Facilities, the “Senior Credit Facilities”).

Up to $75 million may be utilized under the Revolving Credit Facility for the issuance of letters of credit for the benefit of the Borrower or any of its subsidiaries. Letters of credit are available for issuance under the Second Amended and Restated Credit Agreement on terms and conditions customary for financings of this kind, which issuances will reduce the available funds under the Revolving Credit Facility. The letters of credit and Revolving Credit Facility are available for working capital and other general corporate purposes from time to time after the Second Amendment and Restatement Effective Date and prior to the final maturity of the Revolving Credit Facility.

There were no new borrowings under the Senior Credit Facilities on the Second Amendment and Restatement Effective Date.

Guarantees

All obligations under the Senior Credit Facilities are unconditionally guaranteed jointly and severally, by: (a) the Company and (b) substantially all of the direct and indirect wholly owned subsidiaries of the Company that are organized under the laws of the United States, any state thereof or the District of Columbia (collectively, the “Guarantors”).

Security

Subject to certain limitations, the Senior Credit Facilities are secured on a first priority basis by: (a) a perfected security interest in the equity interests of each direct subsidiary of the Borrower and each Guarantor under the Senior Credit Facilities (subject to certain customary exceptions) and (b) perfected security interests in, and mortgages on, substantially all tangible and intangible personal property and material real property of the Borrower and each of the Guarantors under the Senior Credit Facilities, subject, in each case, to certain exceptions.

Maturity

The Revolving Credit Facility matures five years after the Second Amendment and Restatement Effective Date, with certain extension rights in the discretion of each lender. The Initial Term Loan Facility matures February 12, 2028, the Fourth Amendment Term Loan Facility matures June 14, 2031, and the Sixth Amendment Term Loan Facility matures August 13, 2032, in each case with certain extension rights in the discretion of each lender.

Interest Rate and Fees

The Senior Credit Facilities are subject to an interest rate, at the Borrower’s option, of either (a) base rate determined by reference to the highest of (1) the rate of interest last quoted by The Wall Street Journal as the “prime rate” in the United States, (2) the greater of the federal funds effective rate and the overnight bank funding rate, plus 0.5% and (3) the one month SOFR rate, plus 1% per annum (“ABR”) or (b) a SOFR rate (“SOFR”) (which shall not be less than zero).

The applicable margin for the Term Loan Facilities is (a) before the separation of the Company’s ADI Global Distribution business from its products and solutions business completed through a pro rata distribution of all of the outstanding shares of common stock of ADI Global Distribution Inc., a wholly-owned subsidiary of the Company, to the Company’s common stockholders and the making of a distribution by ADI Global Distribution Inc., the proceeds of which shall be applied to voluntarily prepay the Term Loans (the “ADI Spin-Off Transaction”), 2.00% per annum (for SOFR loans) and 1.00% per annum (for ABR loans) and (b) after the ADI Spin-Off Transaction is consummated, 2.25% per annum (for SOFR loans) and 1.25% per annum (for ABR loans). The applicable margin for the Revolving Credit Facility varies from 2.00% per annum to 1.50% per annum (for SOFR loans) and 1.00% to 0.50% per annum (for ABR loans) based on the leverage ratio under the Second Amended and Restated Credit Agreement. Accordingly, the interest rates for the Senior Credit Facilities will fluctuate during the term of the Second Amended and Restated Credit Agreement based on changes in the ABR, SOFR or future changes in the leverage ratio thereunder. Interest payments with respect to the Term Loan Facility are required to be made either on a quarterly basis (for ABR loans) or at the end of each interest period (for SOFR loans) or, if the duration of the applicable interest period exceeds three months, then every three months.

In addition to paying interest on outstanding borrowings under the Revolving Credit Facility, the Borrower is required to pay a quarterly commitment fee based on the unused portion of the Revolving Credit Facility, which is determined by the leverage ratio under the Second Amended and Restated Credit Agreement and ranges from 0.25% to 0.35% per annum.

The Borrower is obligated to make quarterly principal payments throughout the term of the Term Loan Facility according to the amortization provisions in the Second Amended and Restated Credit Agreement, as such payments may be reduced from time to time in accordance with the terms of the Second Amended and Restated Credit Agreement as a result of the application of loan prepayments made thereunder, if any, prior to the scheduled date of payment thereof.

Prepayments

The Borrower may voluntarily prepay borrowings under the Second Amended and Restated Credit Agreement without premium or penalty, subject to customary “breakage” costs with respect to SOFR loans. The Borrower may also reduce the commitments under the Revolving Credit Facility, in whole or in part, in each case, subject to certain minimum amounts and increments.

The Second Amended and Restated Credit Agreement also contains certain mandatory prepayment provisions in the event that the Company or its subsidiaries incur certain types of indebtedness, receive net cash proceeds from certain non-ordinary course asset sales or other dispositions of property or 50% of excess cash flow on an annual basis (with step-downs to 25% and 0% subject to compliance with certain leverage ratios), in each case subject to thresholds, terms and conditions customary for financings of this kind.

Representations and Warranties

The Second Amended and Restated Credit Agreement contains certain representations and warranties (subject to certain agreed qualifications), including, among others, (a) status, binding obligations, non-conflict with other obligations, and power and authority, (b) solvency, taxation and litigation matters, (c) disclosure, (d) property ownership, (e) investment company status, (f) government approvals, (g) environmental matters and (h) compliance with sanctions and anti-corruption laws.

Certain Covenants

The Second Amended and Restated Credit Agreement contains certain affirmative and negative covenants customary for financings of this type that, among other things, limit certain activities or actions, including the incurrence of additional indebtedness or liens, dispositions of assets, making of certain fundamental changes, entering into restrictive agreements, making certain investments, making certain loans, advances, guarantees and acquisitions, prepaying certain indebtedness, paying dividends or making certain other distributions or redemptions/repurchases on certain equity interests, engaging in transactions with affiliates or amending certain material documents.

In addition, the Second Amended and Restated Credit Agreement contains financial covenants applicable to the Revolving Credit Facility requiring the maintenance of a consolidated total leverage ratio not to exceed (i) for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter of the Company (each such date, a “CTLR Testing Date”) prior to the fiscal quarter in which the ADI Spin-Off Transaction is consummated, 3.50:1.00, (ii) 4.75:1.00 for the first two CTLR Testing Dates ending after the date on which the ADI Spin-Off Transaction is consummated, (iii) 4.50:1.00 for the third and fourth CTLR Testing Dates ending after the date on which the ADI Spin-Off Transaction is consummated, (iv) 4.25:1.00 for the fifth and sixth CTLR Testing Dates ending after the date on which the ADI Spin-Off Transaction is consummated and (v) 4.00:1.00, provided, that, at the election of the Borrower, the maximum permitted total leverage ratio pursuant to the foregoing clauses (iv) and (v) may be increased to 4.50:1.00 for the first four CTLR Testing Dates following the consummation of any merger, amalgamation, acquisition or similar investment or consolidation (or series of related transactions), in any such case, by the Company or, any subsidiary restricted under the Second Amended and Restated Credit Agreement, that involves aggregate consideration greater than or equal to $250 million), and a consolidated interest coverage ratio of not less than 2.50 to 1.00.

Events of Default

The Second Amended and Restated Credit Agreement contains customary events of default, including with respect to a failure to make payments under the Senior Credit Facilities, cross-default, certain bankruptcy and insolvency events and customary change of control events.

Subject to the terms and conditions contained therein, the Second Amended and Restated Credit Agreement contains provisions that permit the Company to effectuate the ADI Spin-Off Transaction and related actions.

The foregoing descriptions of the Second Amendment and Restatement Agreement and the Second Amended and Restated Credit Agreement do not purport to be complete and are qualified in their entireties by reference to Second Amendment and Restatement Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 with respect to the Second Amendment and Restatement Agreement is incorporated herein by reference.

Item 5.02. Compensatory Arrangements of Certain Officers.

As previously reported on the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2026, the Board of Directors (the “Board”) of the Company approved the appointment of Thomas Surran as President and Chief Executive Officer of the Company and as a director of the Company, in each case effective upon consummation of the ADI Spin-Off Transaction (the “Separation Date”). The ADI Spin-Off Transaction is expected to be completed between mid-third quarter and mid-fourth quarter of 2026. Mr. Surran will succeed Jay Geldmacher, who will transition to an executive advisor role and will resign from the Board following the appointment of Mr. Surran upon consummation of the ADI Spin-Off Transaction, pursuant to the terms of a previously announced transition arrangement.

On June 2, 2026, the Compensation and Human Capital Management Committee of the Board (the “Compensation Committee”) approved the compensation and employment terms for Mr. Surran as set forth in an offer letter with the Company, effective as of the Separation Date. Pursuant to the offer letter, Mr. Surran will receive an annual base salary of $900,000 and will be eligible to earn an annual bonus with a target opportunity equal to 135% of base salary; provided, that for 2026, the bonus will be determined based on a target of 100% of base salary pro-rated based on the number of days in the calendar year prior to the Separation Date and at a target of 135% of base salary pro-rated based on the number of days in the calendar year following the Separation Date. Beginning in 2027, Mr. Surran will be eligible for annual long-term incentive (“LTI”) awards, which may consist of time-based restricted stock units, options, performance-based restricted stock units, or some combination thereof, as determined by the Compensation Committee in its discretion. The terms of all LTI awards will be governed by the Company’s applicable stock plan and relevant award agreements. In addition, as of the Separation Date, Mr. Surran will be granted an LTI award with a grant date value of $1,583,000 in the form of restricted stock units, with 100% of such restricted stock units vesting on the third anniversary of the grant date. Following the Separation Date, Mr. Surran will be required to (i) comply with the Company’s policy regarding outside board membership which requires that the CEO serve on no more than two public company boards, including the Board, and (ii) hold an increased multiple of his annual base salary in Company shares in accordance with the Company’s stock ownership guidelines.

Mr. Surran will continue to be eligible for the severance benefits provided to the Company’s other executive officers under the Resideo Technologies, Inc. Severance Plan for Designated Officers in effect at the time of his separation. In order to receive severance benefits, Mr. Surran will be required under his offer letter to execute a separation agreement that includes a release of claims in favor of the Company and its affiliates, and may be required to agree to certain non-disclosure and restrictive covenants.

In addition to participating in the Company’s benefits available to other employees and executives, Mr. Surran will receive (i) Company-paid annual premiums for an Excess Liability Insurance policy providing $5,000,000 of personal liability umbrella coverage per occurrence, and (ii) an annual executive physical benefit valued at up to $7,500, subject to cost-of-living-adjustment increases.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1^	Second Amendment and Restatement Agreement, dated as of June 4, 2026, among Resideo Technologies, Inc., a Delaware corporation, Resideo Holding Inc., a Delaware corporation, Resideo Intermediate Holding Inc., a Delaware corporation, Resideo Funding Inc., a Delaware corporation, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

^ Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDEO TECHNOLOGIES, INC.

By:	/s/ Jeannine J. Lane
Name:	Jeannine J. Lane
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: June 4, 2026